Exhibit 99.2

Contacts:
Linda Lennox	Meara Murphy
Lantheus Medical Imaging	Lantheus Medical Imaging
Office: 978-671-8854	Office: 978-671-8508
Cell: 978-995-5698	Cell: 978-408-3803

LANTHEUS MEDICAL IMAGING ANNOUNCES MANAGEMENT CHANGE

No. BILLERICA, Mass. (July 27, 2011) — Lantheus Medical Imaging, Inc., a worldwide leader in diagnostic imaging, today announced the resignation of Robert A. Spurr as Vice President, Sales and Marketing, effective July 25, 2011. Mr. Spurr submitted his resignation in order to pursue other career opportunities.

“We thank Bob for his service and contributions to Lantheus and wish him well in his future endeavors,” said Don Kiepert, President and CEO, Lantheus Medical Imaging. “We remain committed to executing our commercial strategy and providing top quality service to our customers during this transition.”

While alternative replacements are being considered, Cyrille Villeneuve, Vice President and General Manager, International, will assume responsibility for sales and marketing of the Company’s commercial products in the United States. Mr. Villeneuve has served Lantheus Medical Imaging and its predecessors for more than 20 years, bringing program management expertise and in-depth product knowledge to his role as General Manager for the company’s operations in Canada, Latin America and the Pacific Rim.

About Lantheus Medical Imaging, Inc.
Lantheus Medical Imaging, Inc., a worldwide leader in diagnostic medicine for more than 50 years, is dedicated to creating and providing pioneering medical imaging solutions to improve the treatment of human disease. The company’s proven success in discovering, developing and commercializing innovative medical imaging agents provides a strong platform from which to bring forward breakthrough new tools for the diagnosis and management of disease. Lantheus imaging products include the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension, ABLAVAR® (gadofosveset trisodium), a first-in-class magnetic resonance agent indicated for the evaluation of aortoiliac occlusive disease in adults with known or suspected peripheral vascular disease, TechneLite® (Technetium Tc99m Generator), Cardiolite® (Kit for the Preparation of Technetium Tc99m Sestamibi for Injection), and Thallium 201 (Thallous Chloride Tl 201 Injection). Lantheus has approximately 600 employees worldwide with headquarters in North Billerica, Massachusetts, and offices in Puerto Rico, Canada and Australia. For more information, visit www.lantheus.com.

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